UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Prosperity Bancshares, Inc.

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Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, APRIL 20, 2010

Shareholders of Prosperity Bancshares, Inc.:

The 2010 Annual Meeting of Shareholders (the “Meeting”) of Prosperity Bancshares, Inc. (the “Company”) will be held at the East Lawn Board Room of Prosperity Bank at 80 Sugar Creek Center Boulevard, Sugar Land, Texas 77478, on Tuesday, April 20, 2010, beginning at 10:00 a.m. (local time), for the following purposes:

1. To elect four (4) directors of Class III to serve on the Board of Directors of the Company until the Company’s 2013 annual meeting of shareholders, and each until their successors are duly elected and qualified or until their earlier resignation or removal;

2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010;

3. To consider a shareholder proposal to eliminate classification of terms of the Board of Directors of the Company and require that all directors stand for election annually; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on March 11, 2010 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting or at any adjournments thereof. A list of shareholders entitled to vote at the Meeting will be available for inspection by any shareholder at the principal office of the Company during ordinary business hours for a period of at least ten days prior to the Meeting.

By order of the Board of Directors,

David Zalman
Chairman of the Board

March 19, 2010

Houston, Texas

Your Vote is Important.

You are cordially invited and urged to attend the Meeting. Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed proxy card and promptly mail it in the enclosed envelope. The proxy is revocable in the manner described in the proxy statement at any time before it is voted at the Meeting. If you attend the Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

PROSPERITY BANCSHARES, INC.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

PROXY STATEMENT

FOR

2010 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, APRIL 20, 2010

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, APRIL 20, 2010

Pursuant to rules promulgated by the Securities and Exchange Commission, Prosperity Bancshares, Inc. (the “Company”) is providing access to its proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of its proxy materials on the Internet. You may access the following information at http://www.rrdezproxy.com/2010/ProsperityBancshares/, which does not have “cookies” that identify visitors to the site:

•	Notice of 2010 Annual Meeting of Shareholders to be held on Tuesday, April 20, 2010;

•	Proxy Statement for 2010 Annual Meeting of Shareholders to be held on Tuesday, April 20, 2010;

•	Form of Proxy; and

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

SOLICITATION, REVOCABILITY AND VOTING OF PROXIES

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the 2010 Annual Meeting of Shareholders of the Company to be held at the East Lawn Board Room of Prosperity Bank at 80 Sugar Creek Center Boulevard, Sugar Land, Texas, on Tuesday, April 20, 2010, beginning at 10:00 a.m. (local time), and any adjournments thereof (the “Meeting”) for the purposes set forth in this Proxy Statement and the accompanying Notice of 2010 Annual Meeting of Shareholders. This Proxy Statement, the Notice of Meeting and the enclosed proxy will first be sent to shareholders on or about March 19, 2010.

Voting of Proxies

Shares of the Company’s common stock, $1.00 par value (“Common Stock”), represented at the Meeting by an executed and unrevoked proxy in the form enclosed will be voted in accordance with the instructions indicated on the proxy. If no instructions are specified on an executed and returned form of proxy, the proxies intend to vote the shares represented thereby in favor of the election of each of the director nominees and the ratification of the independent registered public accounting firm and against the shareholder proposal to eliminate classification of terms of the Board of Directors, each to be presented to and voted upon by the shareholders as set forth herein.

The Board knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may be properly taken, shares represented by an executed and unrevoked proxy will be voted with respect thereto in accordance with the judgment of the persons designated as proxies. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter presented at the Meeting for which advance notice was not received by the Company in accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”).

Revocability of Proxies

Any proxy given by a record shareholder may be revoked by such shareholder at any time before it is voted at the Meeting by:

•	delivering to the Secretary of the Company a written notice of revocation;

•	submitting to the Secretary of the Company a duly executed proxy bearing a later date; or

•	attending the Meeting and voting in person.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Prosperity Bancshares, Inc., Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027, (281) 269-7199, Attention: denise Urbanovsky, Secretary. Any shareholder who holds shares in street name with a bank or broker must contact that bank or broker if he or she wishes to revoke his or her proxy.

Solicitation of Proxies

This proxy solicitation is made by the Board and the cost of this solicitation is being borne by the Company. Proxies will be solicited through the mail and, if deemed advisable, directors, officers and regular employees of the Company may solicit proxies personally or by telephone or other means of communication, without being paid additional compensation for such services. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding the proxy materials to beneficial owners of the Company’s Common Stock.

Annual Report

The Company’s Annual Report on Form 10-K, including consolidated financial statements and related notes, for the fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission, accompanies but does not constitute part of this Proxy Statement.

VOTING SHARES AND VOTING RIGHTS

Only holders of record of Common Stock at the close of business on March 11, 2010 (the “Record Date”), are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. On that date there were 46,566,576 shares of Common Stock outstanding, which is the only outstanding class of voting securities of the Company. The holders of at least a majority of the outstanding shares of Common Stock must be represented at the Meeting, in person or by proxy, in order to constitute a quorum for the transaction of business. Abstentions and shares held of record by a broker or nominee that are voted on any matter will be included in determining whether a quorum exists. Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker does not have discretionary authority to vote the shares and has not received voting instructions from the beneficial owner of the shares. Each holder of Common Stock shall have one vote for each share of Common Stock registered, on the Record Date, in such holder’s name on the books of the Company.

Directors will be elected by a plurality of the votes cast in person or by proxy at the Meeting. Accordingly, the four Class III nominees receiving the highest number of votes cast by the holders of Common Stock will be elected. There will be no cumulative voting in the election of directors. A broker non-vote or a withholding of authority to vote with respect to one or more nominees for director will not have the effect of a vote against such nominee or nominees since broker non-votes and abstentions are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the Meeting. Effective January 1, 2010, the election of directors is no longer deemed to be a routine matter, so a broker is no longer permitted to vote on the election of directors without instructions from the beneficial owner of the shares. If a shareholder holds shares in street name and does not provide voting instructions to his or her broker, those shares will be counted as broker non-votes in the election of directors.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting is required to ratify the appointment of the independent registered public accounting firm. Any abstentions will have the effect of a vote against the matter. However, broker non-votes will be deemed shares not present to vote on such matter and will not count as votes for or against the proposal and will not be included in calculating the number of votes necessary for approval of such matter.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting is required to approve the shareholder proposal to eliminate classification of terms of the Board of Directors of the Company and require that all directors stand for election annually. Any abstentions will have the effect of a vote against the matter. However, broker non-votes will be deemed shares not present to vote on such matter and will not count as votes for or against the proposal and will not be included in calculating the number of votes necessary for approval of such matter. The shareholder proposal is deemed to be a non-routine matter, so a broker is not permitted to vote on the shareholder proposal without instruction from the beneficial owner of the shares. If a shareholder holds shares in street name and does not provide voting instructions to his or her broker, those shares will be counted as broker non-votes in the consideration of the shareholder proposal.

Item 1.

ELECTION OF DIRECTORS

Election Procedures; Term of Office

The Board currently consists of eleven directors. In accordance with the Company’s Bylaws, members of the Board are divided into three classes, Class I, Class II and Class III. The members of each class are elected for a term of office to expire at the third succeeding annual meeting of shareholders following their election. The term of office of the current Class III directors expires at the Meeting. The terms of the Class I and Class II directors expire at the annual meeting of shareholders in 2011 and 2012, respectively.

The Nominating and Corporate Governance Committee has recommended to the Board of Directors, and the Board of Directors has approved the nomination of Leah Henderson, Ned S. Holmes, David Zalman and Ervan E. Zouzalik to fill the four expiring Class III director positions. Ms. Henderson and Messrs. Holmes, Zalman and Zouzalik are each currently serving as Class III directors. The four Class III nominees, if elected at the Meeting, will serve until the annual meeting of shareholders in 2013. S. Reed Morian, who served as a Class II director, retired from the Board effective at the 2009 Annual Meeting and the Nominating and Corporate Governance Committee decided not to fill this vacancy. Accordingly, if the four nominees for Class III director are elected at the Meeting, the composition of the Board will be four Class I directors, three Class II directors and four Class III directors, with one vacancy in Class II.

The four Class III nominees receiving the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting will be elected. Unless the authority to vote for the election of directors is withheld as to one or more of the nominees, all shares of Common Stock represented by proxy will be voted FOR the election of the nominees. If the authority to vote for the election of directors is withheld as to one or more but not all of the nominees, all shares of Common Stock represented by any such proxy will be voted FOR the election of the nominee or nominees, as the case may be, as to whom such authority is not withheld.

If a nominee becomes unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board. The Board has no reason to believe that any nominee will be unavailable to serve as a director. All of the nominees have consented to being named herein and to serve if elected.

Any director vacancy occurring after the election may be filled by a majority vote of the remaining directors, even if the remaining directors constitute less than a quorum of the full Board. In accordance with the Company’s Bylaws, a director appointed to fill a vacancy will be appointed to serve until the next annual meeting of shareholders held for the election of directors, regardless of whether the class of director in which he serves is to be elected at such annual meeting.

The biography of each of the Director nominees, continuing Directors and executive officers set forth below contains information regarding the person’s service as a Director and/or executive officer, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a Director and/or executive officer.

Nominees for Election

The following table sets forth the name, age and positions with the Company and Prosperity Bank (the “Bank”) for each nominee for election as a director of the Company:

Name	Age	Positions with the Company and the Bank
Leah Henderson	43	Class III Director of the Company

Ned S. Holmes	65	Class III Director of the Company

David Zalman	53	Class III Director, Chairman of the Board and Chief Executive Officer of the Company; Director, Senior Chairman of the Board and Chief Executive Officer of the Bank

Ervan E. Zouzalik	73	Class III Director of the Company

Leah Henderson. Ms. Henderson became a director of the Company on April 17, 2007 and has served as a member of the Compensation Committee since that time and was elected Chairman of the Compensation Committee in 2008. Prior to being appointed to the Board of the Company, she served as a director of the Bank since 2002. Prior to serving on the Board of the Bank, she was a director of Paradigm Bancorporation, Inc. and its member bank, Paradigm Bank Texas. Ms. Henderson currently serves as Executive Vice President of Sales for PULSE EFT Association LP, a Discover Financial Services LLC company and operator of the PULSE electronic funds network, where she has been part of the executive management team for over five years. Ms. Henderson received a Bachelor of Business Administration from Stephen F. Austin State University. The Company believes Ms. Henderson’s qualifications to serve as a Director include her prior experience on the board of directors of Paradigm Bancorporation, Inc. and her extensive experience as an executive officer of PULSE EFT Association LP.

Ned S. Holmes. Mr. Holmes became Chairman of the Board of the Company on February 23, 2001 and served in that capacity until April, 2006. Prior to the merger of Commercial Bancshares, Inc. into the Company, he served as Chairman of the Board of Commercial Bancshares since 1991 and as a director of Commercial Bancshares since 1979. Mr. Holmes was born in Houston, Texas and served as the President of Commercial Bancshares from 1979 to 1986. In 1991, Mr. Holmes was named Senior Chairman of the Board of Heritage Bank. From 1980 through December 31, 2005, Mr. Holmes served as Chairman of the Board and President of Parkway Investments/Texas, Inc. and managed his Houston-based real estate assets, the San Diego Princess Hotel and other special real estate projects. Mr. Holmes is affiliated with NH-5, Inc. and Ned S. Holmes Investments, Inc. Mr. Holmes is the Chairman Emeritus of the Greater Houston Partnership. Mr. Holmes also serves as Chairman of the Harris County Hospital District Task Force. Mr. Holmes serves as a director of the Memorial Hermann Hospital System, Baylor College of Medicine, University of Texas M.D. Anderson Cancer Center, Gulf Coast Rail District, Coastal Coordination Council and Transportation Transformation Group. He

was appointed to the Texas Transportation Commission in January, 2007. The Company believes Mr. Holmes’s qualifications to serve as a Director include his many years of experience as Chairman of Prosperity Bancshares, Inc. and Commercial Bancshares, Inc., as well as his years of service in the public sector.

David Zalman. Mr. Zalman joined the Bank as President in 1986, became Chairman of the Board and Chief Executive Officer in 2001 and Senior Chairman and Chief Executive Officer in 2005. Mr. Zalman became a director and Vice President/Secretary of the Company in 1987, President in 2000, President and Chief Executive Officer in 2001 and Chairman of the Board and Chief Executive Officer in 2006. From 1978 to 1986, Mr. Zalman was employed by Commercial State Bank in El Campo, beginning as cashier and rising to become Chief Executive Officer. Mr. Zalman received a Bachelor of Business Administration degree from the University of Texas at Austin in 1978. He is a founding principal of New ICM LP, a manufacturer and distributor of children’s clothing to national and international companies, and currently serves as a partner and director. He has served as a member of the El Campo City Council and as a Trustee of the St. Philip Catholic School Endowment Fund, as well as on various other civic clubs and charitable organizations. Mr. Zalman is the son-in-law of Perry Mueller, Jr., D.D.S. The Company believes Mr. Zalman’s qualifications to serve as a Director, Chairman of the Board and Chief Executive Officer of the Company include his years of banking experience and his proven leadership in the success of the Company.

Ervan E. Zouzalik. Mr. Zouzalik has been a director of the Company since July 2008 and served as a director of the Bank from February 2007 until July 2008. Prior to the merger of Texas United Bancshares, Inc. into the Company in February 2007, Mr. Zouzalik served as Chairman of the Board of Texas United Bancshares, Inc. since 1998 and as Chairman of the Board of State Bank since 2002. He served as President and Chief Executive Officer of Central Texas Bank (formerly Flatonia State Bank), a subsidiary of Texas United Bancshares, and as a director of Central Texas Bank and its predecessor, Flatonia State Bank, from 1986 until 2002. Additionally, Mr. Zouzalik served as a director of Gateway Bank prior to its acquisition by Texas United Bancshares in 2004. Prior to joining Flatonia State Bank, Mr. Zouzalik served for twenty-four years in the U.S. Army, retiring as a Colonel. He holds a Bachelor of Science in Industrial Education and a Bachelor of Arts in Journalism from Texas A&M University and completed his MBA at the University of Texas in 1969. The Company believes Mr. Zouzalik’s qualifications to serve as a Director include his leadership skills developed as a Colonel in the U.S. Army and his board of director roles with Texas United Bancshares, Inc. and its subsidiaries.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE FOR ELECTION TO THE BOARD.

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the Company’s Class I and Class II directors whose terms of office do not expire at the Meeting, and the executive officers of the Company who are not also directors:

Name	Age	Positions with the Company and Bank
Directors:

James A. Bouligny	74	Class II Director of the Company

William H. Fagan, M.D.	80	Class I Director of the Company

Perry Mueller, Jr., D.D.S.	76	Class I Director of the Company

James D. Rollins III	51	Class I Director, President and Chief Operating Officer of the Company; Director and President of the Bank

Harrison Stafford II	68	Class I Director of the Company

Robert Steelhammer	69	Class II Director of the Company

H.E. Timanus, Jr.	65	Class II Director and Vice Chairman of the Company; Director, Chairman of the Board and Chief Operating Officer of the Bank

Executive officers who are not also directors:

Peter Fisher	63	General Counsel of the Company; Director, Vice Chairman and General Counsel of the Bank

David Hollaway	54	Chief Financial Officer of the Company; Executive Vice President and Chief Financial Officer of the Bank

James A. Bouligny. Mr. Bouligny has been a director of the Company since 1991. Mr. Bouligny was a named partner in the El Campo law firm of Duckett, Bouligny & Collins, LLP prior to 2007 and is currently Of Counsel to the firm. Mr. Bouligny received a Bachelor of Business Administration degree and a Juris Doctor degree from the University of Texas. Mr. Bouligny’s civic activities include a 24-year tenure as a member of the Board of Trustees of Wharton County Junior College and a 17-year tenure as City Attorney for El Campo, Texas. He is currently a member of the MG and Lillie Johnson Foundation, and a trustee of the St. Philip Catholic School Endowment. The Company believes Mr. Bouligny’s qualifications to serve as a Director include his legal background and his years of experience as a director of the Company.

William H. Fagan, M.D. Dr. Fagan was appointed a director of the Company in September 2002. Dr. Fagan is an investor who had served as a director of Paradigm Bancorporation, Inc. from 1996 until its merger with the Company on September 1, 2002. He served on the board of Paradigm Bank Texas since its formation in 1980. From 1965 to 1980, Dr. Fagan served on the board of directors of Channelview State Bank, which later changed its name to Prime Bank. The Company believes Dr. Fagan’s qualifications to serve as a Director include his involvement as a director of Paradigm Bancorporation, Inc., Channelview State Bank, as well as the Company.

Perry Mueller, Jr., D.D.S. Dr. Mueller was appointed a director of the Company in November 2001. Dr. Mueller, a dentist, has been in private practice in Lake Jackson, Texas for over 49 years. He completed his pre-dental education from the University of Texas and graduated with honors from the University of Texas Dental Branch in the Texas Medical Center. He was one of the original founders of First National Bank in Lake Jackson, Texas and served as Vice Chairman of the Board of that bank from 1963 until 2002. Dr. Mueller was a founder of the Brazosport Day Care Center, a life member of Optimist International, a past officer of the Kiwanis Club and Rotary International and has served as a dental missionary in Haiti, Africa, Mexico and South Korea. Dr. Mueller’s interest in banking goes back to his father being in the banking industry for approximately 65 years before retiring. Dr. Mueller is the father-in-law of David Zalman. The Company believes Dr. Mueller’s qualifications to serve as a Director include his many years of service and involvement with First National Bank in Lake Jackson, Texas and the Company.

James D. Rollins III. Mr. Rollins, who joined the Bank in 1994, was appointed President and Chief Operating Officer of the Company in April 2006. He became a director of the Company in October 2006. He previously served as a Senior Vice President of the Company from 2001 until 2006. He was appointed President of the Bank in 2005. He also served as Vice Chairman of the Bank from 2004 thru 2007. He previously served as Executive Vice President of the Bank from 2002 to 2004 and President of the Matagorda Banking Centers of the Bank from 1994 to 2002. From 1983 to 1994, Mr. Rollins worked for First State Bank and Trust Company in Port Lavaca and Bay City, Texas. Mr. Rollins received a Bachelor of Business Administration from the University of Texas at Austin and is a graduate of the Southwestern Graduate School of Banking at Southern Methodist University. The Company believes Mr. Rollins’s qualifications to serve as a Director, President and Chief Operating Officer of the Company include his years of banking experience, including those with the Company.

Harrison Stafford II. Judge Stafford became a director of the Company in April 2000. He has served as the County Judge for Jackson County, Texas since January 1991. He also served as Jackson County Auditor from 1972 to 1990. Judge Stafford currently serves as Director of the Jackson County United Way, Director of the Jackson County 100 Club, Chairman of the Lavaca Regional Water Planning Group, Director of the Gulf Bend MHMR and Treasurer of the Texana Museum and Library Association. The Company believes Judge Stafford’s qualifications to serve as a Director include his legal experience and his long term involvement as a director of the Company.

Robert Steelhammer. Mr. Steelhammer has been a director of the Company since its inception. Mr. Steelhammer has been a name partner with Steelhammer & Miller, P.C. in Houston for more than the past five years. He received a Bachelor of Science degree from the University of Texas and a Juris Doctor degree from South Texas College of Law. He is a member of the State Bar of Texas, a registered professional engineer for the State of Texas and a member of the American Institute of Chemical Engineers. The Company believes Mr. Steelhammer’s qualifications to serve as a Director include his legal, financial and investing experience and role as a director of the Company from the Company’s inception.

H. E. Timanus, Jr. Mr. Timanus has been a director of the Company and the Bank since 2001. He has served as Chief Operating Officer of the Bank since 2001 and was named Chairman of the Board of the Bank in 2005. Mr. Timanus became an Executive Vice President and the Chief Operating Officer of the Company in 2001 and served in that capacity until 2006 when he became Vice Chairman of the Company. Prior to this, from 1986 to 2001, Mr. Timanus served as President and Chief Executive Officer of Commercial Bancshares, Inc. and from 1988 to 2001, he served as Chief Executive Officer and Chairman of Heritage Bank. Mr. Timanus also serves as a director of Financial Federal Corporation, a financial services company listed on the New York Stock Exchange. Mr. Timanus was born in Houston, Texas. The Company believes Mr. Timanus’s qualifications to serve as a Director and Vice Chairman of the Company include his prior experience as President and CEO of Commercial Bancshares, Inc. and his continuing role and experience with the Company.

Executive Officers of the Company

Peter Fisher. Mr. Fisher was appointed General Counsel of the Company in October 2004 and also serves as General Counsel of the Bank. Mr. Fisher has served as Vice Chairman of the Bank since September 2002, when the Company acquired Paradigm Bancorporation, Inc. Mr. Fisher had served as the President and Chief Executive Officer of Paradigm Bancorporation, Inc. from 1999 until its sale in 2002 and was President and Chief

Operating Officer from 1997 to 1999. He also had served as President and Chief Executive Officer of Paradigm Bank from 2000 to 2002 and was Vice Chairman of Woodcreek Bank, Paradigm Bank’s predecessor, from 1999 to 2000. Mr. Fisher was a director of both Paradigm Bancorporation, Inc. and Paradigm Bank from 1997 to 2002. From 1996 to 1997, Mr. Fisher was executive vice president of American Bank in Houston. Prior to that, he was president of Charter Bank-Houston. Mr. Fisher is an attorney licensed to practice law in Texas. The Company believes Mr. Fisher’s qualifications to serve as General Counsel of the Company include his many years of successful legal and banking experience.

David Hollaway. Mr. Hollaway joined the Bank in 1992 as Senior Vice President and Chief Financial Officer and served as Treasurer of the Company from 1993 to 1999. He was appointed Chief Financial Officer of the Company in 1998 and Executive Vice President of the Bank in 2004. From 1990 to 1992, Mr. Hollaway worked for the Resolution Trust Corporation in its Gulf Coast Consolidated Office in Houston. From 1988 to 1990, he worked as the Cost Accounting Manager of San Jacinto Savings Association in Bellaire, Texas. From 1981 to 1988, Mr. Hollaway was Vice President-Auditor of South Main Bank in Houston. Mr. Hollaway is a Certified Public Accountant. The Company believes Mr. Hollaway’s qualifications to serve as Chief Financial Officer of the Company include his many years of experience in accounting and as CFO.

Each executive officer of the Company is elected by the Board and holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

CORPORATE GOVERNANCE

Meetings of the Board

The Board held five meetings during 2009 and took certain actions by unanimous written consent. There was no director who attended less than 75% of the aggregate of the (1) total number of meetings of the Board and (2) total number of meetings held by committees on which he or she served.

Board Leadership Structure

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying corporate priorities and leading the discussion and execution of strategic initiatives. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategic development and execution, and facilitates information sharing between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer is in the best interest of shareholders because it provides the appropriate balance between strategy development and independent oversight of management.

The Board of Directors has not formally designated a lead independent director.

Executive Sessions

The non-employee directors of the Company hold executive sessions from time to time at the conclusion of regular meetings of the Board without the Chief Executive Officer or any other member of management present.

The independent directors of the Company also hold executive sessions from time to time without the Chief Executive Officer or any other member of management present. A presiding director presides at all of these executive sessions. The role of presiding director is rotated for each executive session among the Chairmen of each of the Board’s three committees. In 2009, the independent directors held three executive sessions and the Company’s non-employee directors held one executive session.

Oversight of Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s asset quality, securities portfolio, capital, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with management, including the independence of the Board of Directors and succession planning. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Committees of the Board

The Company’s Board has three committees, the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which is described below. Prior to April 2009, the Nominating Committee and Corporate Governance Committee were separate committees.

Audit Committee. The primary purpose of the Audit Committee, which also serves as the audit committee of the Bank, is to provide independent and objective oversight with respect to the Company’s financial statements and reports and other financial information provided to shareholders and others, the Company’s internal controls, the independent registered public accounting firm’s qualifications and independence, the Company’s compliance with legal and regulatory requirements and the Company’s audit, accounting and financial reporting processes generally. The Audit Committee reports to the Board concerning such matters, appoints the independent registered public accounting firm for the Company and the Bank, reviews the scope of work of the independent registered public accounting firm and their reports and reviews the activities and actions of the Bank’s internal auditors. In addition, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the Company’s quarterly financial results and the quarterly financial statements prior to the filing of the Company’s Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K.

The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the Audit Committee separately meets regularly with the Company’s Chief Financial Officer, director of internal audit, General Counsel, independent registered public accounting firm and management. The Audit Committee chair regularly meets between formal Audit Committee meetings with the Company’s chief accounting officer, director of internal audit and independent registered public accounting firm. The Audit Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal auditors and the independent registered public accounting firm, the status of material litigation, accounting changes that could affect the Company’s financial statements and proposed audit adjustments.

The Audit Committee is comprised of Ned S. Holmes, Harrison Stafford II (Chairman) and Robert Steelhammer, each of whom the Board has determined to be an independent director of the Company as defined in the listing standards of the NASDAQ Global Select Market and in Section 10A of the Securities Exchange Act of 1934, as amended. The Board has also determined that each of Ned S. Holmes, Harrison Stafford II and Robert Steelhammer has the requisite attributes of an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission. The Audit Committee operates pursuant to a written charter, which is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.prosperitybanktx.com. The Audit Committee held four meetings during 2009.

Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the Board relating to the compensation of the Company’s Chairman of the Board and Chief Executive Officer, directors and other executive officers. The Compensation Committee also administers the Company’s incentive compensation and equity-based plans and makes recommendations to the Board as to option and stock grants to the employees and directors of the Company and Bank pursuant to such plans.

The Compensation Committee is responsible for risks relating to employment policies and the Company’s compensation and benefits systems. To assist it in satisfying these oversight responsibilities, the Compensation Committee meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made.

The Compensation Committee currently consists of Leah Henderson (Chairman), Ned S. Holmes and Harrison Stafford II, each of whom the Board has determined to be an independent director as defined in the NASDAQ Global Select Market listing standards. The Compensation Committee operates pursuant to a written charter, which is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.prosperitybanktx.com. The Compensation Committee held three meetings during 2009 to review such compensation and employee benefit matters.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding the membership of the Board, including:

•	recommending to the Board the slate of director nominees for election at the annual meeting of shareholders;

•	considering, recommending and recruiting candidates to fill any vacancies or new positions on the Board, including candidates that may be recommended by shareholders;

•	establishing criteria for selecting new directors; and

•	reviewing the backgrounds and qualifications of possible candidates for director positions.

In addition, the Nominating and Corporate Governance Committee is responsible for considering and making recommendations to the Board concerning the function and needs of the Board, including:

•	reviewing and recommending policies applicable to the Board;

•	regularly reviewing issues and developments related to corporate governance and reassessing the corporate governance guidelines and recommending any proposed changes to the Board;

•	administering and overseeing compliance with the Company’s Code of Ethics;

•	reviewing the responsibilities and composition of key Board committees and making recommendations to the Board; and

•	soliciting input from the directors and, on an annual basis, conducting a review of the effectiveness of the operation of the Board and its committees.

The Nominating and Corporate Governance Committee is also responsible for oversight of risks relating to management and Board succession planning, the independence of the Board of Directors and potential conflicts of interest, shareholder responses to the Company’s business practices and employee and investor responses to the Company’s human resources practices. To satisfy these oversight responsibilities, the Nominating and Corporate Governance Committee receives regular reports from officers of the Company responsible for each of these risk areas on matters such as progress against succession planning programs and goals, trends in risk levels, the employee climate and risk management activities that could affect Company operations. The Corporate Governance Guidelines are available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.prosperitybanktx.com.

The members of the Nominating and Corporate Governance Committee include James A. Bouligny (Chairman), William H. Fagan, M.D. and Robert Steelhammer, each of whom the Board has determined to be an independent director as defined in the NASDAQ Global Select Market listing standards. The Nominating and Corporate Governance Committee operates pursuant to a written charter, a copy of which is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.prosperitybanktx.com. The Nominating and Corporate Governance Committee held three meetings in 2009.

Director Nominations Process

The Nominating and Corporate Governance Committee considers nominees to serve as directors of the Company and recommends such persons to the Board. The Nominating and Corporate Governance Committee also considers director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board and meet the criteria for nominees considered by the committee. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board. In order to avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below in the section titled “Procedures to be Followed by Shareholders.”

Criteria for Director Nominees.

The Nominating and Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board. The Nominating and Corporate Governance Committee considers the following criteria in selecting nominees: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its shareholders; independence; and any other factors the Nominating and Corporate Governance Committee deems relevant, including age, size of the Board and regulatory disclosure obligations. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints.

The Nominating and Corporate Governance Committee may weigh the foregoing criteria differently in different situations, depending on the composition of the Board at the time. The Nominating and Corporate Governance Committee will strive to maintain at least one director who meets the definition of “audit committee financial expert” under the regulations of the Securities and Exchange Commission.

In addition, prior to nominating an existing director for re-election to the Board, the Nominating and Corporate Governance Committee considers and reviews an existing director’s Board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Process for Identifying and Evaluating Director Nominees.

Pursuant to the Nominating and Corporate Governance Committee Charter as approved by the Board, the Nominating and Corporate Governance Committee is responsible for the process relating to director nominations, including identifying, interviewing and selecting individuals who may be nominated for election to the Board. The process that the Nominating and Corporate Governance Committee follows when it identifies and evaluates individuals to be nominated for election to the Board is set forth below.

Identification. For purposes of identifying nominees for the Board, the Nominating and Corporate Governance Committee will rely on personal contacts of the members of the Board as well as their knowledge of members of the Bank’s local communities. The Nominating and Corporate Governance Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures set forth below in the section titled “Procedures to be Followed by Shareholders.” The Nominating and Corporate Governance Committee has not previously used an independent search firm in identifying nominees.

Evaluation. In evaluating potential nominees, the Nominating and Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board by evaluating the candidate under the selection criteria set forth above. In addition, for any new director nominee, the Nominating and Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate.

Procedures to be Followed by Shareholders.

Any shareholder of the Company may recommend to the Nominating Committee one or more persons as a nominee for election as a director of the Company at an annual meeting of shareholders if the shareholder complies with the prior notice and information provisions contained in the Company’s Bylaws. Currently, in order for a director nomination to be timely, a shareholder’s notice to the Company must be received at the Company’s offices not less than 120 days in advance of the first anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. To submit a nomination of a director candidate, a shareholder must submit the following information in writing, addressed to the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, at the Company’s main office:

•	The name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

•

A representation that the shareholder is a holder of record of stock of the Company entitled to vote at the annual meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

If applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

•

Such other information regarding each nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any successor regulation thereto (including such person’s notarized written acceptance of such nomination, consent to being named in the proxy statement as a nominee and statement of intention to serve as a director if elected).

A nomination of any person not made in compliance with the foregoing procedures shall not be eligible to be voted upon by the shareholders at the meeting.

If the Nominating and Corporate Governance Committee receives a director nomination from a shareholder or group of shareholders who (individually or in the aggregate) beneficially owned greater than 5% of the Company’s outstanding Common Stock for at least one year as of the date of such recommendation, the Company, as required by applicable securities law, will identify the candidate and shareholder or group of shareholders recommending the candidate and will disclose in its proxy statement whether the Nominating and Corporate Governance Committee chose to nominate the candidate, as well as certain other information.

Shareholder Communications with Directors; Director Attendance at Annual Meeting

The Board will give appropriate attention to written communications received from shareholders, and will respond if and as appropriate. Shareholders or other interested parties can contact any director or committee of the Board by writing to them in care of Corporate Secretary, Prosperity Bancshares, Inc., Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other concerns will generally be referred to the Nominating and Corporate Governance Committee.

In addition, the Board encourages directors to attend the annual meeting of shareholders. All of the Company’s directors attended the Company’s 2009 annual meeting of shareholders held on April 21, 2009.

Code of Ethics

The Company’s Board has adopted a Code of Ethics that applies to all directors, officers and associates, including the Company’s Chairman of the Board and Chief Executive Officer and senior financial officers. The Code of Ethics is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.prosperitybanktx.com.

Director Independence

During the review by the Company’s Board of director independence, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that the following directors are independent directors under the listing standards of the NASDAQ Global Select Market: James A. Bouligny, William H. Fagan, M.D., Leah Henderson, Ned S. Holmes, Harrison Stafford II, Robert Steelhammer and Ervan E. Zouzalik.

DIRECTOR COMPENSATION

For 2009, directors of the Company received a fee of $2,500 for each meeting of the Company’s Board attended and a fee of $600 for each committee meeting attended, except the Chairman of the Compensation Committee, who received $850 for each committee meeting chaired, the Chairman of the Audit Committee, who received $850 through April 21, 2009 and $1,000 after such date for each committee meeting chaired, and the Chairman of the Nominating and Corporate Governance Committee, who received $600 through April 21, 2009 and $850 after such date for each committee meeting chaired. For 2009, directors and advisory directors of the Bank received a fee of $800 for each meeting of the Bank’s Board of Directors attended and a $400 fee for each committee meeting attended, but only if the committee meeting was held at a different time from the board meeting.

Messrs. Rollins, Timanus and Zalman, who serve as directors of both the Company and the Bank, and Mr. Fisher, who serves as a director of the Bank, are employed by the Company and any compensation for their service on the Board of Directors of the Company or the Bank is included in the Summary Compensation Table on page 20. In addition to serving as directors of the Company, during 2009, Messrs. Holmes and Mueller served as advisory directors of the Bank through March 2009.

In addition to the director fees listed above, the Compensation Committee recommended, and the Board approved, an award of 700 shares of restricted stock to each non-employee director of the Company, with the exception of S. Reed Morian who retired from the Company’s Board effective at the 2009 annual meeting of shareholders. The restricted stock awards were granted on April 21, 2009 pursuant to the Company’s 2004 Stock Incentive Plan. The forfeiture restrictions with respect to the restricted stock awards will lapse on April 1, 2010.

The following table contains information concerning the compensation of the directors of the Company for the fiscal year ended December 31, 2009. The director compensation received by named executive officers who also serve as directors is listed in the Summary Compensation Table included in this Proxy Statement.

Director Compensation for the Fiscal Year Ended December 31, 2009

Name	Fees Earned or Paid in Cash(1)		Stock Awards(2)	Total
James A. Bouligny	$13,700		$20,076	$33,776
William H. Fagan, M.D.	13,700		20,076	33,776
Leah Henderson	15,050		20,076	35,126
Ned S. Holmes	18,500	(3)	20,076	38,576
S. Reed Morian(4)	2,500		—	2,500
Perry Mueller, Jr., D.D.S.	14,900	(5)	20,076	34,976
Harrison Stafford II	17,550		20,076	37,626
Robert Steelhammer	16,100		20,076	36,176
Ervan E. Zouzalik	12,500		20,076	32,576

(1)	For the year ended December 31, 2009, no director received compensation in the form of perquisites or other personal benefits.

(2)	Represents the aggregate grant date fair value of restricted stock awarded pursuant to the Company’s 2004 Stock Incentive Plan in the fiscal year ended December 31, 2009, which was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC Topic 718”).

(3)	Includes $2,400 in fees paid for service as an advisory director of the Bank in 2009.

(4)	Mr. Morian retired from the Company’s Board effective at the 2009 annual meeting of shareholders.

(5)	Includes $2,400 in fees paid for service as an advisory director of the Bank in 2009.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board is responsible for discharging the responsibilities of the Board relating to the compensation of the Company’s Chairman of the Board and Chief Executive Officer, directors and other executive officers. Leah Henderson, Ned S. Holmes and Harrison Stafford II, each of whom the Board has determined to be an independent director, as defined in the NASDAQ Global Select Market listing standards, serve on the Compensation Committee. In addition, the Compensation Committee and the Board have reviewed the compensation policies and practices for all employees and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company.

This discussion and analysis describes the components of the Company’s compensation program for its named executive officers and describes the basis on which the 2009 compensation determinations were made by the Compensation Committee with respect to the named executive officers of the Company. The Compensation Committee did not hire a compensation consultant in 2009 in connection with its review of executive compensation or to provide any other services.

Role of Executives in Establishing Compensation

The Compensation Committee, either as a committee or together with the other independent directors of the Company, makes all decisions with respect to the compensation of the named executive officers. The Chairman of the Board and Chief Executive Officer provides input regarding the performance of the other named executive officers and makes recommendations for compensation amounts payable to the other named executive officers. The Compensation Committee evaluates the Chairman of the Board and Chief Executive Officer’s performance in light of the Company’s goals and objectives relevant to his compensation and either as a committee or together with the other independent directors of the Company determines and approves the Chairman of the Board and Chief Executive Officer’s compensation level. The Chairman of the Board and Chief Executive Officer is not involved with any aspect of determining his own pay.

Compensation Committee Activity

When reviewing named executive officer compensation, the Compensation Committee and the Board review all elements of current and historic compensation for each named executive officer. The Compensation Committee also makes recommendations to the Board as to all stock and option grants to the named executive officers made pursuant to the Company’s stock incentive plans.

Compensation Philosophy

The Company believes that compensation of its named executive officers should enhance and reinforce the goals of the Company for profitable growth and continuation of a sound overall condition by attracting and retaining strong talent and providing key employees with additional financial rewards for the attainment of such growth and stable financial and operating conditions. The Compensation Committee believes that these goals are best supported by:

•	rewarding individuals for outstanding contributions to the Company’s success,

•	compensating the Company’s named executive officers competitively with similarly situated executive officers, and

•	providing the Company’s named executive officers with equity in the Company to encourage such officers to focus on the long-term growth and prospects of the Company.

The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior officers in key positions and that the compensation provided to the named executive officers remains competitive relative to the compensation paid to similarly situated executive officers.

Peer Groups

The Compensation Committee reviews the compensation of the Chairman of the Board and Chief Executive Officer and the other named executive officers relative to the compensation paid to similarly situated executives at companies that the Company considers to be peer companies. The Compensation Committee does not benchmark the compensation of the named executive officers to a certain percentage or range of compensation within its peer group, but rather believes that the compensation paid to similarly situated executives should be a point of reference for measurement and not the determinative factor for the Company’s named executive officers’ compensation. Because the comparative compensation information is just one of the analytical tools that are used in setting named executive officer compensation, the Compensation Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains and post employment amounts, the Compensation Committee may elect to not use the comparative compensation information at all in the course of making compensation decisions.

The Compensation Committee believes that the following peer group of companies is representative of the sector in which the Company operates. The group includes public bank holding companies with $4 billion to $17 billion in total assets as of December 31, 2009. The group was chosen because of the relative size as measured by total assets. The Company’s peer group for 2009 consisted of the following companies:

•	BankAtlantic Bancorp, Inc.;

•	Boston Private Financial Holdings, Inc.;

•	Cullen/Frost Bankers, Inc.;

•	F.N.B. Corporation;

•	Hancock Holding Company;

•	International Bancshares Corporation;

•	Irwin Financial Corporation;

•	Northwest Bancorp, Inc.;

•	Park National Corporation;

•	Provident Bankshares Corporation;

•	Provident Financial Services, Inc.;

•	Sterling Bancshares, Inc.;

•	SVB Financial Group; and

•	Texas Capital Bancshares, Inc.

The Compensation Committee reviewed the base salary, bonus, value of stock compensation and value of option compensation of similarly situated executive officers at the bank holding companies included in the Company’s peer group and considered the performance of its competitors and general economic and market conditions in setting goals for each named executive officer’s performance.

Setting Executive Compensation

In reviewing the 2009 compensation of each of the named executive officers, the Compensation Committee reviewed all components of their respective compensation, including base salary, annual non-equity based incentive bonus, long-term equity based incentive compensation, restricted stock awards, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits and the projected payout obligations that may be owed in certain circumstances under any existing employment agreements. In addition, the Compensation Committee reviewed each named executive officer’s compensation history and comparative performance information. In 2009, in consultation with the independent directors, the Compensation Committee recommended to the Board one-time bonuses and restricted stock grants for certain senior officers, including the named executive officers, based upon the Company’s successful integration of 33 former Franklin Bank locations, and more specifically, for their efforts related to the deployment of deposits, assimilation of employees, retention of customers and enhancement of the Bank’s profile in Texas.

Components of Executive Compensation

The principal components of the Company’s executive compensation program are:

•	Base salary;

•	Non-equity based incentive compensation;

•	Long-term equity based incentive compensation;

•	401(k) plan; and

•	Perquisites and other personal benefits.

In addition, in October 2009, the Company awarded one-time cash bonuses to certain senior officers of the Company, including the named executive officers, for their efforts during 2009 related to the successful integration of the former Franklin Bank locations.

Base Salary

Salaries provide the named executive officers with a base level of monthly income and help achieve the objectives outlined above by attracting and retaining strong talent. Base salary levels for all named executive officers were reviewed during 2009 and adjustments were approved by the Compensation Committee. Salary adjustments, if any, for the named executive officers generally are effective on May 1st of each year. For all named executive officers, other than the Chairman of the Board and Chief Executive Officer, the Compensation Committee considered the recommendation of the Chairman of Board and Chief Executive Officer, peer group compensation information, tenure of service, scope of the position, including current job responsibilities, the named executive officer’s individual performance and contribution to the Company and such other factors as the Compensation Committee deemed appropriate. The base salary level for the Chairman of the Board and Chief Executive Officer was determined by the Compensation Committee based upon the overall performance of the Company, peer group compensation information, current job responsibilities, an evaluation of his individual performance and such other factors as the Compensation Committee deemed appropriate. On the basis of the Compensation Committee’s review, the named executive officers’ collective base salaries as of December 31, 2009 reflect an average 13.4% increase over their collective base salaries as of December 31, 2008.

The Compensation Committee monitors the base salary levels and the various incentives of the named executive officers of the Company to ensure that overall compensation is consistent with the Company’s objectives and remains competitive within the peer group identified above. In setting the goals and measuring a named executive officer’s performance against those goals, the Company considers the performance of its competitors and general economic and market conditions. None of the factors included in the Company’s strategic and business goals are assigned a specific weight. Instead, the Compensation Committee recognizes that the relative importance of these factors may change in order to adapt the Company’s operations to specific business challenges and to reflect changing economic and marketplace conditions.

Non-Equity Based Incentive Compensation

The Company’s annual incentive bonus program is designed to help achieve the objectives of the compensation program by rewarding the named executive officers for the attainment of profitable growth and stable financial and operating conditions. The annual incentive bonus program is primarily based on the financial performance of the Company. The annual bonus awarded to the Company’s Chairman of the Board and Chief Executive Officer and the Vice Chairman may be an amount up to 100% of their current base salaries. The annual bonus awarded to the Company’s Chief Financial Officer, President and Chief Operating Officer and General Counsel may be an amount up to 75%, 75% and 50% of their current base salaries, respectively.

For 2009, the performance goals were quantitative in nature and the Compensation Committee determined the 2009 annual incentive bonus based on achievement of those quantitative goals. In determining the amount of the annual incentive bonus, a target performance goal is established with respect to eight performance indicators. These indicators consist of total return, increase in earnings per share, increase in deposits, increase in assets, increase in loans, return on average equity, efficiency ratio and increase in dividends. A specific percentage weight of the total eligible bonus is allocated to each of these performance indicators. Additionally, a portion of the bonus is allocated to a discretionary award to be made by the Compensation Committee in its sole discretion based on subjective factors.

In 2009, 20% of the total eligible bonus was allocated to each of total return and increase in earnings per share, 15% was allocated to each of return on average equity and the discretionary portion, 10% was allocated to efficiency ratio and 5% was allocated to each of the remaining performance indicators. If the Company’s performance reaches or exceeds the target goal with respect to a particular indicator, the named executive officer will receive a bonus for such indicator based on the amount by which actual performance exceeded the target goal as set forth below, up to the set percentage of bonus allocated to such performance indicator.

For the 2009 fiscal year, the target goals and calculation factor for each of the eight performance indicators were as follows:

Indicator	Target	Calculation Factor
Total return	8.00%	1.5% for each 1.0% above the target
Increase in earnings per share	10.00%	1.5% for each 1.0% above the target
Increase in deposits	5.00%	1.0% for each 1.0% above the target
Increase in assets	5.00%	1.0% for each 1.0% above the target
Increase in loans	5.00%	1.0% for each 1.0% above the target
Return on average equity	12.00%	2.0% for each 1.0% above the target
Efficiency ratio	55.00%	1.0% for each 1.0% below the target
Increase in dividends	7.00%	1.0% for each 1.0% above the target

In the event the Company’s performance is less than the target goal with respect to a particular performance indicator, no incentive compensation is payable for that particular indicator. For 2009, the Compensation Committee decided to award each named executive officer the full amount allocated to the discretionary portion of the annual incentive bonus, which was in addition to the one-time cash bonuses paid in October 2009. For 2009, the annual incentive bonus earned by each named executive officer was 67.5% of the aggregate incentive bonus possible for such named executive officer.

The Company historically has paid 100% of the total annual incentive bonus awarded to the named executive officers in cash, other than in 2007 when 50% of the total annual incentive bonus awarded to the named executive officers was paid in the form of restricted stock rather than cash. The annual incentive bonus program is designed to help achieve the objectives of the compensation program by rewarding the named executive officers for the attainment of profitable growth and stable financial and operating conditions. The annual incentive bonus program is primarily based on the historical financial performance of the Company.

Equity Based Incentive Compensation

The Company maintains an equity based incentive compensation program for its executive officers, including the named executive officers, and other key employees, in order to attract and retain key employees and enable those persons to participate in the long-term success of the Company. Historically, stock options had been the Company’s primary form of long-term incentive compensation; however, for the past several years, the Company has also utilized restricted stock awards. As of February 28, 2010, there were 829,758 options outstanding under the Company’s stock incentive plans, 280,433 of which are held by named executive officers of the Company. During 2009, the Board of Directors granted 72,500 options, none of which were to named executive officers, and awarded 356,386 shares of restricted stock, 50,000, 25,000, 25,000, 12,500 and 10,000 shares of which were granted to Messrs. Zalman, Hollaway, Rollins, Timanus and Fisher, respectively, based in large part on the successful integration of the former Franklin Bank locations.

401(k) Plan

The Company does not provide retirement benefits to its named executive officers, other than through its contributory profit sharing plan established pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) covering substantially all employees. Under the 401(k) Plan, the Company may make matching contributions in its discretion. Currently, the Company matches 50% of an employee’s contributions to the 401(k) Plan, including contributions by the named executive officers, up to 15% of compensation, not to exceed the annual IRS contribution limit, excluding catch-up contributions.

Perquisites and Other Personal Benefits

Perquisites and other personal benefits represent a small part of the Company’s executive compensation program. The named executive officers are eligible to participate in the Company’s employee benefits plans, which are generally available to all Company employees. The Compensation Committee reviews the perquisites and other personal benefits provided to the named executive officers annually, and offers such benefits after consideration of the business need. The primary perquisites provided by the Company include a car or car allowance, club memberships and payment of certain life and long-term disability insurance premiums.

Bonus

In October 2009, based upon the recommendation of the independent directors of the Company, the Compensation Committee recommended, and the Board of Directors (other than Messrs. Zalman, Rollins and Timanus) approved, the award of one-time discretionary cash bonuses (separate from the discretionary component of the annual incentive bonus program described above) to certain senior officers, including the named executive officers, based upon a subjective evaluation of the senior officer’s performance and contribution during 2009. The bonuses were primarily based upon the Company’s successful integration of 33 former Franklin Bank locations acquired from the Federal Deposit Insurance Corporation in November 2008, and more specifically, for the senior officers’ efforts related to the deployment of deposits, assimilation of employees, retention of customers and enhancement of the Bank’s profile in Texas.

Tax and Accounting Implications

Stock-Based Compensation. The Company accounts for stock-based compensation, including options granted pursuant 1998 Stock Incentive Plan and options and restricted stock awards granted pursuant to its 2004 Stock Incentive Plan, in accordance with the requirements of ASC Topic 718, which the Company adopted effective January 1, 2003.

Deductibility of Executive Compensation. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of the Company’s compensation programs. The Company believes that achieving its objectives under the compensation philosophy set forth above is more important than the benefit of tax deductibility. The Company reserves the right to maintain flexibility in how it compensates its executive officers that may result in limiting the deductibility of amounts of compensation from time to time.

Nonqualified Deferred Compensation. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Internal Revenue Code (“Section 409A”), and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the recipient is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

Summary Compensation Table

The following table provides certain summary information concerning compensation paid, earned or accrued by the Company to or on behalf of the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) (the “named executive officers”) for the last three fiscal years ended December 31, 2009:

Summary Compensation Table for the Last Three Fiscal Years Ended December 31, 2009

Name and Principal Position	Year	Salary		Bonus(1)	Option Awards(2)		Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)		Total
David Zalman Chairman of the Board and Chief Executive Officer	2009 2008 2007	$691,233 606,107 548,333	(6) (6) (6)	$250,000 — —	$	— — —	$1,943,500 — 92,697	$472,232 257,418 92,703	$25,836 26,604 27,310		$3,382,801 890,129 761,043

David Hollaway Chief Financial Officer	2009	329,583		100,000		—	971,750	177,087	6,368		1,584,788
	2008	277,083		—		—	—	90,096	3,800		370,979
	2007	263,333		—		—	34,125	34,132	13,010		344,600

James D. Rollins III President and Chief Operating Officer	2009	459,392	(7)	100,000		—	971,750	227,683	17,698		1,776,523
	2008	430,725	(7)	—		—	—	133,536	16,532		580,793
	2007	415,000	(7)	—		—	50,571	50,565	16,299		532,435

H. E. Timanus, Jr. Vice Chairman of the Board	2009	376,650	(8)	100,000		—	485,875	246,235	19,099		1,227,859
	2008	352,623	(8)	—		—	—	143,725	18,779		515,127
	2007	336,300	(8)	—		—	54,690	54,686	20,290		465,966

Peter Fisher General Counsel	2009	255,225	(9)	100,000		—	388,700	84,327	10,236		838,488
	2008	242,208	(9)	—		—	—	50,411	7,546		300,165
	2007	228,400	(9)	—		—	19,122	19,114	111,220	(10)	377,856

(1)	In October 2009, the Company awarded one-time cash bonuses to certain senior officers of the Company, including the named executive officers, for their efforts during 2009 related to the successful integration of the former Franklin Bank locations.

(2)	No stock options were granted to the named executive officers during 2009, 2008 and 2007. The amounts in this column represent the aggregate grant date fair value of stock options awarded pursuant to the Company’s 2004 Stock Incentive Plan in the fiscal years ended December 31, 2009, 2008 and 2007, which were computed in accordance with ASC Topic 718.

(3)	Represents the aggregate grant date fair value of restricted stock awarded pursuant to the Company’s 2004 Stock Incentive Plan in the fiscal years ended December 31, 2009 and 2007, which were computed in accordance with ASC Topic 718. No restricted stock was awarded to named executive officers for services provided in 2008.

(4)	Other than for 2007, the amounts reported in this column reflect the annual incentive bonus earned in the applicable year by the named executive officers under the Company’s annual incentive bonus program. The 2009 amounts were paid in March 2010. The 2007 amounts in this column represent 50% of the total annual incentive bonus awarded to the named executive officer for 2007. An equal dollar amount was paid to such officer in the form of restricted stock rather than cash and is included in the column titled “Stock Awards.”

(5)	The amounts in this column represent the aggregate incremental cost to the Company of all perquisites and personal benefits provided to the named executive officers as follows:

(a)	For Mr. Zalman, the 2009 amount includes club membership dues of $1,454, Company matching contributions under the 401(k) Plan of $8,250, personal use of an automobile of $5,886 and premiums paid on life insurance and long-term disability insurance policies of $10,246. The 2008 amount includes club membership dues of $1,239, Company matching contributions under the 401(k) Plan of $7,750, personal use of an automobile of $8,001 and premiums paid on life insurance and long-term disability insurance policies of $9,614. The 2007 amount includes club membership dues of $1,243, Company matching contributions under the 401(k) Plan of $7,750, personal use of an automobile of $9,093 and premiums paid on life insurance and long-term disability insurance policies of $9,224.

(b)	For Mr. Hollaway, the 2009 amount includes an allowance of $3,600 for club memberships, personal use of an automobile of $1,760 and premiums paid on long-term disability insurance policies of $1,008. The 2008 amount includes club membership dues of $1,239, personal use of an automobile of $1,559 and premiums paid on long-term disability insurance policies of $1,002. The 2007 amount includes club membership dues of $1,243, Company matching contributions under the 401(k) Plan of $7,750, personal use of an automobile of $3,050 and premiums paid on long-term disability insurance policies of $967.

(c)	For Mr. Rollins, the 2009 amount includes club membership dues of $5,443, Company matching contributions under the 401(k) Plan of $8,250, personal use of an automobile of $2,997 and premiums paid on long-term disability insurance policies of $1,008. The 2008 amount includes club membership dues of $4,611, Company matching contributions under the 401(k) Plan of $7,750, personal use of an automobile of $3,097 and premiums paid on long-term disability insurance policies of $1,074. The 2007 amount includes club membership dues of $4,611, Company matching contributions under the 401(k) Plan of $7,750, personal use of an automobile of $2,864 and premiums paid on long-term disability insurance policies of $1,074.

(d)	For Mr. Timanus, the 2009 amount includes club membership dues of $8,695, Company matching contributions under the 401(k) Plan of $8,250, personal use of an automobile of $2,021 and premiums paid on long-term disability insurance policies of $133. The 2008 amount includes club membership dues of $7,015, Company matching contributions under the 401(k) Plan of $7,750, personal use of an automobile of $2,557 and premiums paid on long-term disability insurance policies of $1,457. The 2007 amount includes club membership dues of $8,703, Company matching contributions under the 401(k) Plan of $7,750, personal use of an automobile of $1,409 and premiums paid on long-term disability insurance policies of $2,428.

(e)	For Mr. Fisher, the 2009 amount includes Company matching contributions under the 401(k) Plan of $5,500, personal use of an automobile of $4,079 and premiums paid on long-term disability insurance policies of $657. The 2008 amount includes Company matching contributions under the 401(k) Plan of $5,500, personal use of an automobile of $1,382 and premiums paid on long-term disability insurance policies of $664. The 2007 amount includes Company matching contributions under the 401(k) Plan of $5,958, personal use of an automobile of $4,613 and premiums paid on long-term disability insurance policies of $647.

(6)	Includes $10,400, $9,600 and $7,800 in fees paid for service as a director of the Bank and $10,000, $11,100 and $7,200 in fees paid for service as a director of the Company in 2009, 2008 and 2007, respectively.

(7)	Includes $9,600, $9,000 and $7,800 in fees paid for service as a director of the Bank and $10,000, $11,100 and $7,200 in fees paid for service as a director of the Company in 2009, 2008 and 2007, respectively.

(8)	Includes $10,400, $9,600 and $7,800 in fees paid for service as a director of the Bank and $10,000, $11,100 and $7,200 in fees paid for service as a director of the Company in 2009, 2008 and 2007, respectively.

(9)	Includes $9,600, $9,600 and $7,200 in fees paid for service as a director of the Bank in 2009, 2008 and 2007, respectively.

(10)	Includes $100,000 non-competition payment paid in January 2007 pursuant to the terms of the Employment and Non-Competition Agreement dated September 1, 2002 by and between the Bank and Mr. Fisher, as amended.

Grant of Plan Based Awards

The following table contains information concerning each award made to each named executive officer under any non-equity plan during the fiscal year ended December 31, 2009:

Grant of Plan-Based Awards for the Fiscal Year Ended December 31, 2009

Name	Estimated possible payouts under non-equity incentive plan awards
	Target(1)	Maximum(2)
David Zalman	$472,232	$700,000
David Hollaway	177,087	262,500
James D. Rollins III	227,683	337,500
H.E. Timanus, Jr.	246,235	365,000
Peter Fisher	84,327	125,000

(1)	The amount listed in the target column represents the amount of the annual incentive bonus earned by the named executive officers in 2009. This amount is also shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table listed above and were paid in March 2010. There were no thresholds included under the Company’s annual incentive bonus program.

(2)	Represents the possible incentive bonus the named executive officers were eligible to receive pursuant to the Company’s annual incentive bonus program based upon certain performance targets of the Company. The plan is discussed in greater detail in the “Non-Equity Based Incentive Compensation” section above. The dollar amount of the award has been determined and is listed in the target column.

Outstanding Equity and Stock Awards

The following table contains information concerning the unexercised options and other equity incentive plan awards for each named executive officer as of December 31, 2009:

Outstanding Equity and Stock Awards as of December 31, 2009

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested(1)
	Exercisable	Unexercisable
David Zalman	30,000 28,000	— 42,000	$16.895 27.02	04/17/2012 10/19/2014	3,534 50,000	(2) (3)	$143,021 2,023,500

David Hollaway	20,000	30,000	27.02	10/19/2014	1,301	(2)	52,651
					25,000	(3)	1,011,750

James D. Rollins III	20,000	30,000	27.02	10/19/2014	1,928	(2)	78,026
					25,000	(3)	1,011,750

H.E. Timanus, Jr.	20,000	30,000	27.02	10/19/2014	2,085	(2)	84,380
					12,500	(3)	505,875

Peter Fisher	433	—	11.50	12/31/2010	729	(2)	29,503
	30,000	—	19.01	09/03/2012	10,000	(3)	404,700
	8,000	12,000	27.02	10/19/2014

(1)	Based on the closing price of $40.47 per share of the Company’s Common Stock on the NASDAQ Global Select Market on December 31, 2009.

(2)	These shares of restricted stock vest on April 15, 2010.

(3)	These shares of restricted stock vest on January 1, 2015.

Option Exercises

The following table contains information concerning each exercise of stock options during the fiscal year ended December 31, 2009 for each named executive officer:

Option Exercises for the Fiscal Year Ended December 31, 2009

Option Awards
Name	Number of shares acquired on exercise	Value realized on exercise(1)
David Zalman	—	—
David Hollaway	—	—
James D. Rollins III	20,000	$365,700
H.E. Timanus, Jr.	—	—
Peter Fisher	—	—

(1)	Represents the difference between the exercise price and the value per share of the Company’s Common Stock based on the closing price on the NASDAQ Global Select Market on the date of exercise.

Potential Payments Upon Termination or Change in Control

The Company considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing its best interests and those of its shareholders. In this regard, the Company recognizes that the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among the named executive officers, may result in the departure or distraction of the named executive officers to the Company’s detriment and that of its shareholders. Accordingly, the Company’s Board has taken appropriate steps to reinforce and encourage the continued attention and dedication of the Company’s named executive officers to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control. Accordingly, the Company entered into employment agreements with each of David Zalman, H.E. Timanus, Jr., James D. Rollins III and David Hollaway.

Upon the recommendation of the Compensation Committee, on December 31, 2008, the Company entered into amended and restated employment agreements with each of Messrs. Zalman, Timanus, Rollins and Hollaway. The agreements were amended in part to (1) provide for a lump sum payment of three (3) times such executive officer’s base salary upon a change in control (as defined in the employment agreement) whether or not there has been a termination of employment, (2) modify the definition of change in control in accordance with Section 409A and (3) implement certain other changes required to ensure continuing compliance with Section 409A.

Payment upon Change in Control

The table below reflects the amount of compensation payable to each of the Company’s named executive officers in the event of a change in control. Upon a change in control, all outstanding stock options and restricted stock granted to each of the named executive officers pursuant to the Company’s stock incentive plans will become vested and immediately exercisable. The amounts shown below assume that the change in control occurred on December 31, 2009, and assumes a price per share of the Common Stock equal to $40.47 based on a closing price of the Common Stock on the NASDAQ Global Select Market on December 31, 2009. These amounts are estimates of the amounts which would have been paid out to the named executive officer upon a change in control as of that date under the specified circumstances. The actual amounts to be paid out can only be determined at the time of such change in control.

Name	Salary(1)	Acceleration and Continuation of Equity Awards(2)	Total Termination Benefits
David Zalman(3)	$2,100,000	$3,815,271	$5,915,271
David Hollaway(3)	1,050,000	1,736,901	2,786,901
James D. Rollins III(3)	1,350,000	1,762,276	3,112,276
H.E. Timanus, Jr.(3)	1,095,000	1,262,755	2,357,755
Peter Fisher	—	1,359,547	1,359,547

(1)	In connection with payments to be made pursuant to the employment agreements this column reflects an amount equal to three times such executive’s annual base salary as of December 31, 2009.

(2)	Reflects the value of any unvested shares of restricted stock that would vest and become exercisable based on the closing price of $40.47 per share of the Company’s Common Stock on the NASDAQ Global Select Market on December 31, 2009 and any unexercised options and options that would be accelerated upon a change in control equal to the spread between the exercise price and $40.47 per share based on the closing price of the Company’s Common Stock on the NASDAQ Global Select Market on December 31, 2009.

(3)	The payments to be made under the employment agreements are subject to a limitation that the total amount of all payments to the named executive officer that would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code) shall be reduced so that no portion of such payments to such executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, other than in the circumstances specified in the employment agreements.

Change in Control Provisions in Employment Agreements

Each employment agreement is for a term of three years and is automatically extended for an additional year each year thereafter (except for Mr. Rollins’ and Mr. Hollaway’s employment agreements, which provide for an automatic extension for a period of three years), unless terminated in accordance with its terms; provided that the employment agreement shall not extend beyond the year in which Messrs. Zalman, Hollaway, Rollins or Timanus, as the case may be, turns 67 years of age. Each employment agreement provides that upon a change in control (as defined in the employment agreements), regardless of whether there has been a termination of employment, Messrs. Zalman, Hollaway, Rollins or Timanus, as the case may be, will be entitled to receive from the Company a lump sum cash payment equal to three (3) times such executive’s base salary then in effect. The change in control payments to be made under the employment agreements are subject to a limitation that the total amount of all payments to the executive that would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code) shall be reduced so that no portion of such payments to the executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, other than in the circumstances specified in the employment agreements. The employment agreements do not contain post-employment non-compete restrictions. Each of Messrs. Zalman, Hollaway, Rollins and Timanus has the power to terminate his employment with the Company on 30 days prior written notice.

Change in Control Provisions in Equity Plans and Agreements

The named executive officers hold stock options under the Company’s 1998 Stock Incentive Plan, the Company’s 2004 Stock Incentive Plan and the Paradigm Bancorporation, Inc. 1999 Stock Incentive Plan (the “Assumed Plan”), which was assumed by the Company on September 1, 2002 when the Company completed its merger with Paradigm Bancorporation, Inc. There have been no performance awards, phantom stock or stock appreciation rights granted under any Incentive Plan, as defined below. Further, restricted stock awards have only been granted pursuant to the 2004 Stock Incentive Plan.

Under the Company’s 2004 Stock Incentive Plan, 1998 Stock Incentive Plan and the Assumed Plan (collectively, the “Incentive Plans”) in the event of a change in control (as defined in each respective Incentive Plan), all options and restricted stock awards will immediately become vested and exercisable or satisfiable, as applicable. The Compensation Committee, in its discretion, may make certain determinations with regard to the specific terms of each outstanding restricted stock award and option upon the occurrence of a change in control. Under the Incentive Plans, if a change in control occurs, the Compensation Committee may determine that a restricted stock award, SAR, performance award or phantom stock award will terminate within a specified number of days, and the holders of such awards will receive an amount of cash per share subject to such award equal to the excess, if any, of the per share price offered to shareholders in such change in control or the fair market value per share of the shares into which the awards are exercisable, as determined by the Compensation Committee (the “change in control value”) over the exercise price.

With respect to options granted pursuant to the Incentive Plans, in the event of a change in control, the Compensation Committee may direct that one of the following occurs: (1) determine a date after which all unexercised options shall terminate, (2) cancel the options of selected awardees in exchange for an amount of cash per share equal to the excess, if any, of the change of control value of the shares subject to the options over the exercise price for such shares, (3) adjust the outstanding options as the Compensation Committee deems necessary or (4) convert all outstanding options into options to acquire shares of the successor entity with the same terms as the options immediately prior to the merger or consolidation.

Termination Provisions in Employment Agreements

Without Cause or for Good Reason. In the event Mr. Zalman or Mr. Timanus, as the case may be, is terminated by the Company without cause (as defined in the employment agreements) or terminates his employment for good reason (as defined in the employment agreements), such executive officer will be entitled to receive from the Company a lump sum cash payment equal to the aggregate of (1) any unpaid portion of such executive officer’s base salary then in effect through the date of termination, (2) any unpaid bonus through the date of termination, (3) any compensation previously deferred and not yet paid by the Company, (4) any accrued but unpaid vacation pay, (5) all other amounts or benefits owning or accrued to, vested in, or earned by such executive officer through the date of termination under then existing or applicable plans, programs, arrangements, and policies of the Company and (6) an amount equal to three (3) times such executive officer’s base salary then in effect, but only if such executive officer has not received a payment for a change in control.

Without Cause. In the event Mr. Rollins or Mr. Hollaway, as the case may be, is terminated by the Company without cause, such executive officer will be entitled to receive from the Company a lump sum cash payment equal to the aggregate of (1) any unpaid portion of such executive officer’s base salary then in effect through the date of termination, (2) any unpaid bonus through the date of termination, (3) any accrued but unpaid vacation pay, (4) all other amounts or benefits owning or accrued to, vested in, or earned by such executive officer through the date of termination under then existing or applicable plans, programs, arrangements, and policies of the Company and (5) an amount equal to three (3) times such executive officer’s base salary then in effect, but only if such executive officer has not received a payment for a change in control.

With Cause or without Good Reason. If Mr. Zalman or Mr. Timanus, as the case may be, is terminated by the Company for cause or if Mr. Zalman or Mr. Timanus, as the case may be, terminates his employment without good reason, such executive officer will be entitled to receive from the Company a lump sum cash payment equal to the aggregate amount of (1) any unpaid portion of such executive officer’s base salary then in effect through the date of termination, (2) any compensation previously deferred by such executive officer and not yet paid by the Company, (3) any accrued but unpaid vacation pay and (4) all other amounts or benefits owning or accrued to, vested in, or earned by such executive officer through the date of termination under then existing or applicable plans, programs, arrangements, and policies of the Company.

With Cause. If Mr. Rollins or Mr. Hollaway, as the case may be, is terminated by the Company for cause or if Mr. Rollins or Mr. Hollaway, as the case may be, terminates his employment for any reason, such executive officer will be entitled to receive from the Company a lump sum cash payment equal to the aggregate of (1) any unpaid portion of such executive officer’s base salary then in effect through the date of termination, (2) any accrued but unpaid vacation pay and (3) all other amounts or benefits owning or accrued to, vested in, or earned by such executive officer through the date of termination under then existing or applicable plans, programs, arrangements, and policies of the Company.

Upon Death or Disability. In the event Mr. Zalman or Mr. Timanus, as the case may be, is terminated by the Company by reason of death or disability, such executive officer (or his legal representative) will be entitled to receive from the Company a lump sum cash payment equal to the aggregate of (1) any unpaid portion of such executive officer’s base salary then in effect through the date of death or disability, (2) any compensation previously deferred and not yet paid by the Company, (3) any accrued but unpaid vacation pay, (4) all other amounts or benefits owning or accrued to, vested in, or earned by such executive officer through the date of termination under then existing or applicable plans, programs, arrangements, and policies of the Company and (5) an amount equal to three (3) times such executive officer’s base salary then in effect, but only if such executive officer has not received a payment for a change in control.

In the event Mr. Rollins or Mr. Hollaway, as the case may be, is terminated by the Company by reason of death or disability, such executive officer (or his legal representative) will be entitled to receive from the Company a lump sum cash payment equal to the aggregate of (1) any unpaid portion of such executive officer’s base salary then in effect through the date of death or disability, (2) any accrued but unpaid vacation pay and (3) all other amounts or benefits owning or accrued to, vested in, or earned by such executive officer through the date of termination under then existing or applicable plans, programs, arrangements, and policies of the Company.

Termination Provisions in Incentive Plans and Agreements

For all options granted under the Incentive Plans, the individual award agreements between the Company and the optionee provide that if an optionee ceases to be a director, officer or employee of the Company for any reason other than termination for cause or as a result of death or disability, he may, at any time within three months after his date of termination, or such longer period as may be determined by the Compensation Committee, exercise any option only to the extent it was vested and he was entitled to exercise the option on the date of termination. Any options which are not so exercised will terminate and be forfeited. If an optionee dies or ceases to be a director, officer or employee of the Company due to his disability, all unvested options of such optionee will immediately become vested and exercisable and he, or the person or persons to whom the option is transferred by will or by the laws of descent and distribution, may, at any time within 12 months after the death or date of termination, or such longer period as may be determined by the Compensation Committee, exercise any option with respect to all shares subject thereto. Any options which are not so exercised will terminate and be forfeited. If an optionee is terminated “for cause” (as defined in the respective plan), any outstanding options will expire upon termination of employment. Any options which are not exercised by an optionee upon termination of service as director or employee that are not exercised within the periods described above (three months for termination other than for cause or as a result of death or disability and one year due to death or disability) will terminate and be forfeited.

Compensation Committee Interlocks and Insider Participation

During 2009, no executive officer of the Company served as (1) a member of a compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on the Company’s Compensation Committee, (2) a director of another entity, one of whose executive officers served on the Company’s Compensation Committee or (3) a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served as a director of the Company. In addition, none of the members of the Compensation Committee (a) was an officer or employee of the Company or any of its subsidiaries in 2009, (b) was formerly an officer or employee of the Company or any of its subsidiaries or (c) had any relationship that required disclosure under “Certain Relationships and Related Transactions.”

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report of the Compensation Committee shall not be deemed to be incorporated by reference into any such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Leah Henderson (Chairman)
Ned S. Holmes
Harrison Stafford II

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filing.

In accordance with its written charter adopted by the Company’s Board, the Company’s Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Board has determined that each Audit Committee member is independent in accordance with the listing standards of the NASDAQ Global Select Market and in Section 10A of the Securities Exchange Act of 1934, as amended, and that each of Ned S. Holmes, Harrison Stafford II and Robert Steelhammer has the requisite attributes of an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission.

The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements with management, which has primary responsibility for the financial statements, and with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, which is responsible for expressing an opinion on whether such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The Audit Committee met regularly with Deloitte & Touche LLP and the Company’s internal audit staff, with and without management present, to discuss the results of their audits, management’s assessment of the Company’s internal control over financial reporting, Deloitte & Touche LLP’s opinion regarding the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, and the overall quality of the Company’s financial reporting. The Audit Committee also reviewed Management’s Report on Internal Control Over Financial Reporting contained the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the Securities and Exchange Commission, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the same Annual Report on Form 10-K related to its audits of (i) the Company’s consolidated financial statements and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee discussed with Deloitte & Touche LLP the matters that are required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), as adopted by the Public Company Accounting Oversight Board. The Audit Committee also discussed with internal audit and management any significant matters as a result of the internal audit work.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence. The Audit Committee has concluded that Deloitte & Touche LLP did not provide any prohibited non-audit services to the Company and its affiliate, which is compatible with maintaining Deloitte & Touche LLP’s independence.

Based on the above-mentioned review and discussions with management and Deloitte & Touche LLP, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder ratification, of Deloitte & Touche LLP and the Board concurred in such recommendation.

The Audit Committee

Harrison Stafford II (Chairman)
Ned S. Holmes
Robert Steelhammer

FEES AND SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2009 and 2008 by Deloitte & Touche LLP:

	2009	2008
Audit fees(1)	$559,070	$588,935
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—

(1)	Includes fees billed for professional services rendered in connection with the audit and quarterly reviews of the Company’s consolidated financial statements, assistance with securities filings other than periodic reports and the audit of internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002.

The Audit Committee will consider, on a case-by-case basis, and approve, if appropriate, all audit and permissible non-audit services to be provided by the Company’s independent registered public accounting firm. Pre-approval of such services is required unless a “de minimus” exception is met. To qualify for the “de minimus” exception, the aggregate amount of all such services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee to whom authority to grant such approval has been delegated by the Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Nominating and Corporate Governance Committee reviews all related party transactions for potential conflicts of interest. Any related party transaction must be reported to the General Counsel and may be consummated or may continue only (1) if the Nominating and Corporate Governance Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party or (2) if the transaction has been approved by the disinterested members of the Board. The Nominating and Corporate Governance Committee may approve or ratify the related party transaction only if the Committee determines that, under all of the circumstances, the transaction is in the best interests of the Company.

Many of the directors and executive officers of the Company and the Bank and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of the Bank. During 2009, the Bank made loans in the ordinary course of business to many of the directors and executive officers of the Company and the Bank and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors and executive officers of the Company and the Bank and certain significant shareholders of the Company are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by the Bank to directors and executive officers of the Company and the Bank and certain significant shareholders of the Company satisfy the foregoing standards. As of December 31, 2009, all of such loans aggregated $15.5 million which was approximately 3.03% of the Company’s Tier 1 capital at such date. The Company expects the Bank to have such transactions or transactions on a similar basis with the directors and executive officers of the Company and the Bank and certain significant shareholders of the Company and their associates in the future.

During 2009, the Bank leased 3,552 square feet for its Waugh Drive Banking Center in Houston, Texas from Parkway Investment Partners, L.P., which was sold to 55 Waugh L.P. in January 2007. Ned S. Holmes, a director of the Company, was the Chairman and President of Parkway Investments/Texas, Inc., the sole general partner of Parkway Investment Partners, L.P. Mr. Holmes had no ownership interest in Parkway Investment Partners, L.P. or Parkway Investments/Texas, Inc. Ned S. Holmes is the Chairman of Ned S. Holmes Investments, Inc., which managed the building in which the Waugh Drive Banking Center is located. In 2008, Mr. Holmes acquired an ownership interest in 55 Waugh L.P. The lease is for a term of ten years and expires in February 2011, not including any optional renewal periods. The aggregate monthly rental payments for 2009 were approximately $87,374, subject to annual increases, and include the Bank’s pro rata share of maintenance and operating expenses.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY

MANAGEMENT OF THE COMPANY AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company Common Stock as of February 28, 2010, by (1) directors and named executive officers of the Company, (2) each person who is known by the Company to own beneficially 5% or more of the Common Stock and (3) all directors and named executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of the Company believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of the Company.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Principal Shareholders
BlackRock, Inc.	3,615,594	(2)	7.79%
Rainier Investment Management, Inc.	2,609,205	(3)	5.62

Directors and Named Executive Officers
James A. Bouligny	318,812		*
William H. Fagan, M.D.	910,822	(4)	1.96
Peter Fisher	63,046	(5)	*
Leah Henderson	17,302	(6)	*
David Hollaway	141,568	(7)	*
Ned S. Holmes	469,234	(8)	1.01
Perry Mueller, Jr., D.D.S.	324,853	(9)	*
James D. Rollins III	153,871	(10)	*
Harrison Stafford II	295,906	(11)	*
Robert Steelhammer	255,620	(12)	*
H. E. Timanus, Jr.	298,396	(13)	*
David Zalman	737,570	(14)	1.58
Ervan E. Zouzalik	108,240		*
Directors and Named Executive Officers as a Group (13 persons)	4,095,240	(15)	8.77%

*	Indicates ownership which does not exceed 1.0%.

(1)	The percentage beneficially owned was calculated based on 46,566,576 shares of Common Stock issued and outstanding as of February 28, 2010. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of Common Stock held by such shareholder or group and exercisable within 60 days.

(2)	The address for the shareholder is 40 East 52nd Street, New York, NY 10022. The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with Securities and Exchange

Commission on January 29, 2010 by BlackRock, Inc., which acquired Barclays Global Investors, NA. on December 1, 2009. Includes shares held by each of BlackRock Asset Management Japan Limited, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Investment Management, LLC and BlackRock International Ltd. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Common Stock. No one person’s interest in the Common Stock is more than 5% of the Company’s total outstanding common shares.

(3)	The address for the shareholder is 601 Union Street, Suite 2801, Seattle, WA 98101. The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with the Commission on February 12, 2010 by Rainier Investment Management, Inc. (“Rainier”). Rainier reported that it had sole dispositive power with respect to 2,609,205 shares and sole voting power with respect to 2,428,360 shares.

(4)	Includes 81,957 shares held of record by Dr. Fagan’s spouse and 7,951 shares held by limited partnership with which Mr. Fagan is associated.

(5)	Includes 7,437 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Fisher, 2,972 shares held of record by an IRA account and 38,433 shares which may be acquired within 60 days pursuant to the exercise of stock options.

(6)	Includes 10,038 shares held of record in the Leah Boomer Huffmeister Henderson Trust, over which Ms. Henderson has voting power, and 5,464 shares held by the Kellie Huffmeister Trust, of which Ms. Henderson is the trustee.

(7)	Includes 1,994 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Hollaway’s spouse, 3,273 shares of stock held of record by Mr. Hollaway’s spouse, 5,000 shares which may be acquired within 60 days pursuant to the exercise of stock options by Mr. Hollaway’s spouse and 20,000 shares which may be acquired within 60 days pursuant to the exercise of stock options by Mr. Hollaway.

(8)	Includes 95,070 shares held of record by HF Properties, Ltd. of which Mr. Holmes is managing partner, 99,479 shares held of record by the Ned S. Holmes Profit Sharing Plan, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 27,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee, 27,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee and 8,820 shares held of record by the Downie 1998 Children’s Trust, of which Mr. Holmes is trustee.

(9)	Includes 250,298 shares held of record by an IRA account, 59,539 shares held of record in a special trust, of which Dr. Mueller is the trustee, and 3,146 shares held of record by Dr. Mueller’s wife. Dr. Mueller expressly disclaims beneficial ownership of the 3,146 shares held of record by his spouse.

(10)	Includes 28,240 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Rollins, 30,000 shares held of record by an IRA account, 4,000 shares held of record by his spouse’s IRA account and 20,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.

(11)	Includes 180,400 shares held of record by the Harrison Stafford Investment Partnership, of which Mr. Stafford is general partner and 3,200 shares held of record by Mr. Stafford’s wife.

(12)	Includes 820 shares held of record by the Steelhammer & Miller, P.C. 401(k) plan for the benefit of Mr. Steelhammer.

(13)	Includes 246,760 shares held of record by Dooley Investments, Ltd. of which Mr. Timanus and his wife are the general partners.

(14)	Includes 14,768 shares held of record by Mr. Zalman as custodian for his minor children and 58,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.

(15)	Includes 141,433 shares which may be acquired within 60 days pursuant to the exercise of stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own more than 10% of the outstanding Common Stock to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission. Such persons are required by the Securities and Exchange Commission’s regulations to furnish the Company with copies of all Section 16 forms they file.

Based solely on the Company’s review of the copies of such reports furnished to it and representations from certain reporting persons that they have complied with the applicable filing requirements, the Company believes that during the year ended December 31, 2009, all Section 16(a) reporting requirements applicable to the its officers, directors and greater than 10% shareholders were complied with, except David Hollaway did not timely file a Form 4 to report his indirect ownership related to restricted shares granted to his spouse. All such transactions have been reported to the Securities and Exchange Commission.

Item 2.

PROPOSAL TO RATIFY APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to the recommendation of the Audit Committee, the Board has appointed Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010. Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm continuously for over ten years.

At the Meeting, the shareholders will be asked to consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting. Representatives of Deloitte & Touche LLP will be present at the Meeting, will be given an opportunity to make a statement (if they desire to do so) and will be available to respond to appropriate questions.

Shareholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year is not required by the Company’s Bylaws, state law or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the Company’s shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection of Deloitte & Touche LLP is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the 2010 fiscal year if it determines that such a change would be in the best interests of the Company and its shareholders.

THE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

Item 3.

SHAREHOLDER PROPOSAL

A shareholder of the Company has notified the Company that he intends to present a proposal for consideration at the Meeting. If properly presented, the proposal will be voted on at the Meeting. The shareholder has represented to the Company that he holds 200 shares of Common Stock. The name and address of the shareholder will be made available to any shareholder of the Company promptly upon oral or written request to the Secretary of the Company at Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027, (281) 269-7199. As required by the Securities Exchange Act of 1934, as amended, the text of the shareholder proposal and supporting statement appear as submitted to the Company. The Board of Directors and the Company are not responsible for the contents of the proposal or the supporting statement.

Shareholder Resolution

That the shareholders of PROSPERITY BANCSHARES, INC. request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

Shareholder Supporting Statement

In the last two years, shareholders of Comerica, Sterling Bancshares, and others have adopted this proposal. Cullen-Frost Bankers has voluntarily adopted one-year terms for its Directors. At Prosperity Bancshares, corporate governance does not seem to be getting the respect it does elsewhere.

The current practice of electing only one-third of the directors for three years terms is not in the best interest of the corporation or its shareholders. Eliminating this staggered system increases accountability and gives shareholders the opportunity to express their views on the performance of each director annually. The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation and our corporation should be no exception.

As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it. In others, opposed by the board or management, it has received votes in excess of 70% and is likely to be reconsidered favorably.

The proponent believes that increased accountability must be given our shareholders whose capital has been entrusted in the form of share investments especially during these times of great economic challenge.

Arthur Levitt, former Chairman of The Securities and Exchange Commission said, “In my view, it’s best for the investor if the entire board is elected once a year. Without annual election of each director, shareholders have far less control over who represents them.”

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.

In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

Board of Directors’ Statement in Opposition

The Board of Directors recommends that you vote AGAINST this proposal.

The Company and its Board of Directors are committed to good corporate governance practices that will benefit the Company’s shareholders. One of those practices is the retention of a classified board. The Company’s classified board structure has been in place since it went public in 1998. The Board of Directors does not believe that directors who serve three-year terms are any less accountable to shareholders than directors who serve a series of one-year terms. As part of the Company’s commitment to corporate governance, the Board of Directors regularly evaluates the Company’s corporate governance practices to ensure that such practices, including the staggered election of directors, remain in the best interests of the Company and its shareholders. The Board of Directors recently reviewed this particular shareholder proposal and considered the current industry environment and arguments for and against the staggered election system, including benefits of the staggered system for a financial institution such as the Company. After careful consideration, the Board of Directors concluded that the staggered election of directors remains in the best interest of the Company and its shareholders, and that no action should be taken at the present time.

The Board of Directors opposes the proposal for the following reasons:

•

Financial Performance — The proponent’s statement lists corporations that the proponent maintains de-classified their boards of directors because of the proponent’s efforts. However, the Board of Directors feels strongly that what may be appropriate for one company is not appropriate for all. This “one size fits all” view does not take into account the differences among companies, their directors, and management. Shareholders must look at the history and performance of a company and its record for providing shareholder value. The Company’s excellent record for providing shareholder value has been brought into clear focus during the recent turbulent economic times, as the Board of Directors and management continue to demonstrate accountability to the shareholders through the continued strong financial performance of the Company. In particular, the Company notes that:

•	the Company’s net income has grown at a compound annual rate of 33% over the last ten years and 26.4% over the last five years;

•	the Company’s assets have grown at a compound annual rate of 30.7% over the last ten years and 26.8% over the last five years;

•	the Company’s deposits have grown at a compound annual rate of 29.8% over the last ten years and 28.7% over the last five years; and

•	the Company’s shareholders’ equity has grown at a compound annual rate of 41.1% over the last ten years and 37.4% over the last five years.

•

Shareholders’ Interests — The Company’s directors are also significant shareholders, who own approximately 9% of the Company Common Stock on a combined basis. As a result, they are good stewards of the long-term interests of the Company’s shareholders.

•

Continuity and Experience — The Company’s classified board structure promotes continuity of leadership. Electing directors to staggered three-year terms helps ensure that the Board of Directors has directors with prior experience and knowledge of the Company’s business and strategy. Experience and continuity are especially important in this current turbulent economic environment. The Board of Directors believes that this continuity and experience facilitates the Company’s ability to maximize shareholder value and that the risk of losing all of its incumbent directors in a single year could result in significant harm to the Company and its shareholders and far outweighs any perceived benefit. A classified board also helps the Company attract and retain highly qualified individuals willing to invest the time and dedication necessary to understand the Company, its operations, the competitive environment and to concentrate on long-term strategies and appropriate use of financial and other resources. Directors who have a solid knowledge of the Company, a broader perspective on its operations, and a better understanding of its future plans and opportunities are better positioned to make the fundamental decisions that are best for the Company and its shareholders.

•

Protection Against Hostile Bidders — In the event of an unfriendly or unsolicited effort to take over or restructure the Company, the Company’s classified board structure facilitates the Board of Directors’ ability to obtain the best outcome for the Company’s shareholders by giving it time to negotiate with the hostile bidder and to consider alternative methods of maximizing shareholder value. If a hostile bidder wages a proxy contest to gain control of the Board of Directors in order to facilitate the acceptance of its bid, a classified board structure only allows the hostile bidder to replace one-third of the Company’s existing directors at any annual shareholders’ meeting. Such a bidder would be required to stage and win proxy contests at two successive annual shareholders’ meetings in order to gain control of the Board of Directors. Therefore, the classified board structure prevents a rapid takeover of the Company and requires a potential buyer to negotiate with a Board of Directors consisting of a majority of seasoned directors independent of the potential acquiror. This leverage is critical given the possibility for a potential bidder to attempt to exploit temporarily depressed valuations. Declassification of the Board of Directors would eliminate these benefits and therefore provide the Board of Directors with less time to evaluate a takeover proposal, negotiate the best result for all shareholders and consider alternatives.

•

Independence — Seven of the Company’s eleven current directors are independent in accordance with the NASDAQ corporate governance standards. Electing directors to three-year terms enhances the independence of non-management directors. The longer term provides non-management directors with insulation from the pressure of management or special interest groups that may be more focused on short-term results, as opposed to the long-term interests of all shareholders. Directors who do not have to worry about annual elections are more likely to resist short-term decision-making and more likely to be an advocate for long-term results.

•

Accountability — The Company’s directors are fully accountable to its shareholders, and their duties as directors are the same regardless of the length of their terms. Accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three years. The benefits of a staggered election system do not come at the cost of directors’ accountability to shareholders. All directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of the length of their term. It is the manner in which directors fulfill their duties and responsibilities, not the frequency of their election, that drives effective corporate governance and protects the interests of shareholders. The annual election of one-third of the directors provides shareholders with an effective means to cause change and communicate their view on the performance of the Company and its directors.

In order for the Shareholder Proposal to be approved at the Meeting, it would have to receive the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting. If approved, this proposal would not automatically eliminate the Company’s classified board structure. Rather, it is a non-binding proposal requesting that the Company’s Board of Directors take the necessary steps to declassify the Board of Directors. A formal amendment repealing the classified board provision of the Company’s Bylaws would need to be approved by the Board of Directors.

THE BOARD OF DIRECTORS BELIEVES THAT IT IS IN THE BEST INTERESTS OF THE COMPANY’S SHAREHOLDERS TO REJECT PROPOSAL 3 AND RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

FOR 2011 ANNUAL MEETING

In order for shareholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, to be presented at the Company’s 2011 Annual Meeting of Shareholders and included in the Company’s proxy statement and form of proxy relating to such meeting, such proposals must be submitted to the Secretary of the Company at the Company’s principal executive offices no later than November 19, 2010. Shareholder proposals should be submitted to the Secretary of the Company at Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027.

In addition, the Company’s Bylaws provide that only such business which is properly brought before a shareholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the Board to be properly made at a meeting by a shareholder, notice must be received by the Secretary of the Company at the Company’s offices not less than 120 days in advance of the first anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. Such notice to the Company must also provide certain information set forth in the Company’s Bylaws. A copy of the Company’s Bylaws may be obtained upon written request to the Secretary of the Company.

ANNUAL REPORT ON FORM 10-K

The Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, to any shareholder upon written request to James D. Rollins III, President, Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027.

OTHER MATTERS

The Board does not intend to bring any other matter before the Meeting and does not know of any other matters that are to be presented for action at the Meeting. However, if any other matter does properly come before the Meeting or any adjournment thereof, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Meeting. Regardless of whether you plan to attend the Meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

By order of the Board of Directors,

David Zalman

Chairman of the Board

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and AGAINST Proposal 3.

1.     ELECTION of four (4) Class III directors to serve on the Board of Directors of the Company until the Company’s 2013 annual meeting of shareholders, and each until their successors are duly elected and qualified, or until their earlier resignation or removal.

+

	For	Withhold		For	Withhold		For	Withhold

01 - Leah Henderson	☐	☐	02 - Ned S. Holmes	☐	☐	03 - David Zalman	☐	☐

04 - Ervan E. Zouzalik	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010.	☐	☐	☐	3.	APPROVAL OF A SHAREHOLDER PROPOSAL to eliminate classification of terms of the Board of Directors of the Company and to require that all directors stand for election annually.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign your name exactly as it appears hereon. If shares are held jointly, all joint owners must sign. If shares are held by a corporation, please sign the full corporate name by the president or any other authorized corporate officer. If shares are held by a partnership, please sign the full partnership name by an authorized person. If you are signing as attorney, executor, administrator, trustee or guardian, please set forth your full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — Prosperity Bancshares, Inc.

2010 Annual Meeting of Shareholders to be held on Tuesday, April 20, 2010

This Proxy is Solicited on Behalf of the Board of Directors.

The 2010 Annual Meeting of Shareholders of Prosperity Bancshares, Inc. (the “Company”) will be held at the East Lawn Board Room of Prosperity Bank at 80 Sugar Creek Center Boulevard, Sugar Land, Texas 77478, on Tuesday, April 20, 2010, beginning at 10:00 a.m. (local time). The undersigned hereby acknowledges receipt of the related Notice of 2010 Annual Meeting of Shareholders and Proxy Statement dated March 19, 2010 accompanying this proxy.

The undersigned shareholder hereby appoints David Zalman and James D. Rollins III, and each of them, attorneys and agents, with full power of substitution, to vote as proxy all shares of Common Stock, par value $1.00 per share, of the Company owned of record by the undersigned and otherwise to act on behalf of the undersigned at the 2010 Annual Meeting of Shareholders and any adjournment thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters as may properly come before such meeting or any adjournment(s) thereof, including any matter presented by a shareholder at such meeting for which advance notice was not received by the Company in accordance with the Company’s Amended and Restated Bylaws.

This proxy is solicited by the Board of Directors and will be voted in accordance with the undersigned’s directions set forth herein. If no direction is made, this proxy will be voted (1) FOR the election of all nominees for director named herein, (2) FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010 and (3) AGAINST the shareholder proposal to eliminate classification of terms of the Board of Directors of the Company and to require that all directors stand for election annually.

This proxy is solicited on behalf of the Board of Directors of the Company and will be voted FOR proposals 1 and 2 and AGAINST proposal 3 unless otherwise indicated.

(Items to be voted appear on reverse side.)